UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 9, 2015
(Date of earliest event reported)

FORESTAR GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	Commission File Number	26-1336998
(State or other jurisdiction of incorporation or organization)	001-33662	(I.R.S. Employer Identification No.)

6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746
(Address of principal executive offices) (zip code)

(512) 433-5200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On February 9, 2015, Forestar Group Inc. (the “Company”) entered into a Director Nomination Agreement (the “Agreement”) with SpringOwl Associates LLC (“SOA”) and Cove Street Capital, LLC (“Cove Street” and, collectively with SOA, the “Investors”). The following is a summary of the terms of the Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.
Pursuant to the Agreement, as of February 9, 2014, Mr. Daniel B. Silvers was appointed to the Board of Directors of the Company (the “Board”) as a director of the class of directors whose terms expire in 2015 and Mr. David L. Weinstein (together with Mr. Silvers, the “New Nominees”) was appointed as a director of the class of directors whose terms expire in 2017. In addition, Mr. Carl A. Thomason resigned from the Board effective as of February 9, 2015. The Board is now comprised of twelve directors. The Board agreed to accept, prior to or upon the 2016 annual meeting of stockholders (the “2016 Annual Meeting”), the retirement of Michael E. Dougherty from the Board in compliance with the retirement age requirements in the Company’s Corporate Governance Guidelines. The Agreement provides that upon Mr. Dougherty’s retirement, the size of the Board will be decreased to eleven directors.
In addition, the Board agreed to (i) include Mr. Silvers (as a director of the class of directors whose terms expire in 2018) and (ii) include Mr. Weinstein (as a director of the class of directors whose terms expire in 2017) in its slate of directors to be elected to the Board at the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”) and (iii) solicit proxies on behalf of the election of Mr. Silvers and Mr. Weinstein to the Board.
Under the terms of the Agreement, during the period from February 9, 2015 until the earlier of (i) February 1, 2016, (ii) 25 days before the nomination deadline for the 2016 Annual Meeting and (iii) ten business days after such date, if any, that either Investor provides written notice to the Company that the Company materially breached any of its commitments under the Agreement where the Company has not cured such breach within fifteen business days after such written notice (the “Standstill Period”), the Investors agreed to not to, among other things, solicit proxies regarding any matter to come before any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent, including for the election of directors, or enter into a voting agreement or any group with other shareholders. In addition, among other standstill provisions, the Investors agreed that, during the Standstill Period, the Investors will not propose any tender or exchange offer and will not propose certain extraordinary transactions without prior approval of the Board.
During the Standstill Period, the Investors have also agreed to vote their shares in favor of the Company’s nominees of existing directors for election to the Board and certain identified matters expected to be presented to the Company’s stockholders at the 2015 Annual Meeting. The Agreement will terminate upon the expiration of the Standstill Period.
Pursuant to the Agreement, Mr. Silvers was appointed as a member of the Executive Committee, the Audit Committee and the Nominating and Governance Committee and Mr. Weinstein was appointed as a member of the Executive Committee, the Audit Committee and the Management Development and Executive Compensation Committee.
The New Nominees will receive the same compensation and indemnification as the Company’s other non-employee directors, as described in the Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 26, 2014 and Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 11, 2014.
In connection with their appointment to the Board, the Board determined that each of Mr. Silvers and Mr. Weinstein qualified as an independent director under the listing standards of the New York Stock Exchange. As of the date of the appointment, neither Mr. Silvers nor Mr. Weinstein has entered into or proposed to enter into any transactions required to be reported under Item 404(a) of Regulation S-K.
A copy of the press release issued by the Company regarding these events is attached hereto as Exhibit 99.1.

Item 5.02. Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The information in Item 1.01 of this report is incorporated herein by reference.

 Item 9.01. Financial Statements and Exhibits.
 (d)        Exhibits.

Exhibit No.	Description of Exhibit

10.1	Director Nomination Agreement, dated as of February 9, 2015, by and among Forestar Group Inc., SpringOwl Associates LLC and Cove Street Capital, LLC.
99.1	Press release, dated February 9, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR GROUP INC.

Date: February 9, 2015	By:	/s/ David M. Grimm
	Name:	David M. Grimm
	Title:	Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Director Nomination Agreement, dated as of February 9, 2015, by and among Forestar Group Inc., SpringOwl Associates LLC and Cove Street Capital, LLC.
99.1	Press release, dated February 9, 2015.

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